FOR IMMEDIATE RELEASE
August 5, 2011

Genesis Energy, L.P. Reports Second Quarter 2011 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results. Results for the quarter ended June 30, 2011 and other significant events included the following:

•
For the second quarter of 2011, we generated total Available Cash before Reserves of $31.9 million.  Available Cash before Reserves for the same period in 2010 was $26.1 million.  Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash utilized in or provided by operating activities.  Net cash provided by operating activities was $11.5 million for the second quarter of 2011, and net cash utilized in operating activities was $2.6 million for the second quarter of 2010.

•
Net income attributable to the Partnership for the second quarter of 2011 was $17.4 million as compared to net income attributable to the Partnership of $14.2 million for the second quarter of 2010.  For the second quarter of 2011, net income per common unit was $0.27 per unit.  For the second quarter of 2010, the common unitholders’ share of our net income was $0.29 per unit.  See the Calculation of Net Income per Common Unit included in the tables at the end of this press release.

•
On August 12, 2011, we will pay a quarterly distribution of $0.415 per unit attributable to our financial and operational results for the second quarter of 2011.  Based on the number of units outstanding during the second quarter, our Available Cash before Reserves provided 1.2 times coverage for this quarterly distribution.

•
In July 2011, we issued 7,350,000 common units in a public offering at $26.30, providing total net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $184.9 million.  We will use a portion of the proceeds of this offering to fund the purchase price and related transaction costs for our previously announced acquisition of the black oil barge transportation business of Florida Marine Transporters Inc. and its affiliates.  The remaining proceeds were used for other purposes, including the repayment of borrowings outstanding under our credit facility.

•
We anticipate completing our acquisition of the black oil barge business of Florida Marine Transporters Inc. for $141 million in the third quarter of 2011.  The transaction includes 30 barges, seven of which will be subleased under similar terms of an existing lease, and 14 push-and-tow boats that ship heavy refined petroleum products, such as asphalt, to refineries and storage terminals along the Gulf Coast, Intracoastal Canal and western U.S. rivers, including the Mississippi River.  With minor modifications to some of the barges in our expanded fleet, half of our barges, representing 750,000 barrels of capacity, would also be able to transport crude oil throughout our focus area of operations.

Grant Sims, CEO said “Once again, the partnership generated solid financial results from its expanding and increasingly integrated assets and service capabilities.  With the hard work of our dedicated employees and their focus on operational excellence and cost management, we achieved these results in spite of the challenges of the spring flooding, negatively affecting our supply and logistics segment, and extended maintenance on certain offshore production facilities, negatively affecting our pipeline segment.”

“Nonetheless, our performance will allow us to make a distribution later this month of $0.415 per unit, a 10.7% increase over the year earlier quarter.  This represents the twenty-fourth consecutive quarter in which Genesis has increased the distribution to its unit holders at greater than a 10% annual rate.”

“We are excited about our soon-to-be completed acquisition of additional crude and black oil marine assets.  We believe they should help us further realize the opportunity represented by the expansion of our Texas crude oil infrastructure and expand our black oil service capabilities for our refining customers.  This integration of organic projects with focused external acquisitions is designed to expand our customer base and capabilities, creating long-term value for all our stakeholders.”

Financial Results

In the first quarter of 2011, we combined our industrial gases segment with our supply and logistics segment to reflect the manner in which we manage our operations.  Results of the 2010 second quarter have been recast to reflect this change.

Comparison Second Quarter 2011 to Second Quarter 2010

Available Cash before Reserves (a non-GAAP measure) increased to $31.9 million in the second quarter of 2011 as compared to $26.1 million for the same period in 2010.  The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding non-cash charges), interest expense and maintenance capital expenditures.  Variances from the 2010 second quarter in these components are explained as follows:

Segment Margin

Segment margin is defined and reconciled later in this press release to income before income taxes.  For the second quarters of 2011 and 2010, segment results were as follows:

	Pipeline	Refinery	Supply &
	Transportation	Services	Logistics	Total
	(in thousands)
Segment margin (1)

Three months ended June 30, 2011	$16,927	$18,947	$11,799	$47,673

Three months ended June 30, 2010	$11,437	$16,190	$10,222	$37,849

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our stock appreciation rights plan and unrealized gains and losses from derivative transactions, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline segment margin increased $5.5 million, or 48%, between the second quarter periods.  On November 23, 2010, we acquired a 50% interest in Cameron Highway Oil Pipeline Company (“Cameron Highway”).  Our share of the available cash before reserves generated by Cameron Highway during the second quarter was $5.0 million. Revenues during that period from our onshore crude oil pipelines increased $1.0 million, with onshore throughput volumes increasing 19,084 barrels per day.  This volume increase primarily related to our Texas Pipeline System, which experienced an increase in demand from the refiners connected to that pipeline.

Our refinery services segment margin increased $2.8 million, or 17%, in the 2011 quarter compared to the same period in 2010.  NaHS sales volumes decreased by 5.8% from 38,307 dry short tons (DST) in the second quarter of 2010 to 36,080 DST in the second quarter of 2011.   Sales of caustic soda increased 9.3% from 23,969 DST to 26,209 DST, between those same periods. Revenues increased primarily as a function of the increase in the average index price for caustic soda.  Market prices for caustic soda increased from an average of approximately $340 per DST in the second quarter of 2010 to an average of approximately $495 per DST during the second quarter of 2011.  Our cost of sales increased correspondingly to the rise in the average index price for caustic soda, although this was somewhat offset by the efficiencies gained from our bulk purchase, logistic and storage capabilities, as well as operating efficiencies realized at several of our sour gas processing locations.

Supply and logistics segment margin increased $1.6 million, or 15%, between the quarters. An increase in refining activity in the 2011 period at refineries in our operating area increased the volumes of petroleum products we sold during the quarter.  Greater demand for fuel oil and other heavy-end petroleum products in countries outside the United States has helped to sustain the price environment for the products that we sell.  In addition, favorable differentials between different grades of crude oil and petroleum products and changes we made in some of our existing crude oil and petroleum products commercial arrangements increased Segment Margin.

 Other Components of Available Cash before Reserves

Also affecting Available Cash before Reserves between the second quarter periods was increased interest expense.  Our interest costs increased between the periods by $6.8 million primarily as a result of the issuance of unsecured notes and an increase in the interest rate on our credit facility.  Somewhat offsetting the increase in interest expense was $2.9 million of DG Marine 2010 earnings that were excluded from Available Cash before Reserves, although it was included in segment margin.  After we acquired the remaining ownership interest in DG Marine and paid-off the non-recourse debt in July 2010, we included DG Marine’s earnings in both segment margin and Available Cash before Reserves.

Several adjustments to net income attributable to the Partnership are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended June 30, 2011 and 2010 is as follows:

	Three Months Ended
	June 30, 2011	June 30, 2010
	(in thousands)

Available Cash before Reserves	$31,944	$26,075
Depreciation and amortization	(14,253)	(13,606)
Cash received from direct financing leases not
included in income	(1,141)	(1,038)
Cash effects of sales of certain assets	(1,413)	(795)
Effects of available cash generated by equity method
investees not included in income	(4,921)	(188)
Cash effects of equity-based compensation plans	716	117
Non-cash tax expense	124	(228)
Loss of DG Marine in excess of distributable cash	-	1,481
Non-cash equity-based compensation benefit (expense)	270	(246)
Expenses related to acquiring or constructing assets
that provide new sources of cash flow	(1,466)	(81)
Unrealized gains on derivative transactions
excluding fair value hedges	6,968	1,591
Other items, net	(80)	238
Maintenance capital expenditures	610	918
Net income attributable to Genesis Energy, L.P.	$17,358	$14,238

Other Components of Net Income

In the second quarter of 2011, the Partnership recorded net income of $17.4 million as compared to net income attributable to the Partnership of $14.2 million for the second quarter of 2010.  In addition to the factors impacting Available Cash before Reserves, net income included the effect of depreciation and amortization which totaled $14.3 million for the 2011 quarter as compared to $13.6 million for the 2010 first quarter.  In determining net income, we include our share of the investees’ net income.  Net income for the 2011 second quarter also included $1.5 million of expenses related to activities related to the acquisition of assets or growth of the partnership – primarily one-time transaction costs.   Lastly, net income includes the effects of certain non-cash unrealized gains and losses from derivative transactions that are not included in segment margin until realized.  In the second quarter of 2011, these non-cash unrealized gains totaled $7.0 million as compared with $1.6 million in the prior year.

Distributions

Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.04 per unit, or 10.7%.  Distributions paid over the last four quarters, and the distribution to be paid on August 12, 2011 for the second quarter of 2011, are as follows:

		Per Unit
Distribution For	Date Paid	Amount
Second quarter 2011	August 2011	$0.4150
First quarter 2011	May 2011	$0.4075
Fourth quarter 2010	February 2011	$0.4000
Third quarter 2010	November 2010	$0.3875
Second quarter 2010	August 2010	$0.3750

Earnings Conference Call

We will broadcast our Earnings Conference Call on Friday, August 5, 2011, at 9:00 a.m. Central time.  This call can be accessed at www.genesisenergy.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

(tables follow)

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended		Three Months Ended
	June 30, 2011		June 30, 2010

Revenues	$762,790		$456,538
Costs of sales	713,977		417,894
General and administrative expenses	8,380		6,801
Depreciation and amortization	14,253		13,606
Loss (gain) from disposal of surplus assets	249		(62)
OPERATING INCOME	25,931		18,299
Equity in earnings of equity investees	592		363
Interest expense	(9,011)		(3,760)
Income before income taxes	17,512		14,902
Income tax expense	(154)		(981)
NET INCOME	17,358		13,921
Net loss attributable to noncontrolling interests	-		317
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$17,358		$14,238

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.27		$0.29

Volume data:
Crude oil pipeline barrels per day (onshore total)	84,879		65,795
Mississippi Pipeline System barrels per day	21,133		23,493
Jay Pipeline System barrels per day	16,655		14,400
Texas Pipeline System barrels per day	47,091		27,902
Cameron Highway barrels per day (offshore total)	108,964	(1)	-
Free State CO2 System Mcf per day	131,683		133,009
NaHS dry short tons sold	36,080		38,307
NaOH (caustic soda) dry short tons sold	26,209		23,969
Crude oil and petroleum products sales - barrels per day	67,469		50,383

                                                                       (1) Represents 100% of joint venture volume for the second quarter of 2011

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Six Months Ended		Six Months Ended
	June 30, 2011		June 30, 2010

Revenues	$1,452,588		$923,069
Costs of sales	1,368,997		854,607
General and administrative expenses	16,434		13,095
Depreciation and amortization	28,156		27,012
Loss from disposal of surplus assets	238		18
OPERATING INCOME	38,763		28,337
Equity in earnings of equity investees	3,789		545
Interest expense	(17,710)		(6,964)
Income before income taxes	24,842		21,918
Income tax expense	(454)		(1,672)
NET INCOME	24,388		20,246
Net loss attributable to noncontrolling interests	-		877
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$24,388		$21,123

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.38		$0.36

Volume data:
Crude oil pipeline barrels per day (onshore total)	83,657		61,884
Mississippi Pipeline System barrels per day	20,883		23,789
Jay Pipeline System barrels per day	15,803		14,493
Texas Pipeline System barrels per day	46,971		23,602
Cameron Highway barrels per day (offshore total)	139,666	(1)	-
Free State CO2 System Mcf per day	153,220		154,013
NaHS dry short tons sold	73,313		71,414
NaOH (caustic soda) dry short tons sold	50,849		45,336
Crude oil and petroleum products sales - barrels per day	67,167		53,799

                                                                        (1) Represents 100% of joint venture volume for the six months ended June 30, 2011

Genesis Energy, L.P.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands, except number of units)

	June 30, 2011	December 31, 2010

ASSETS
Cash	$5,434	$5,762
Accounts receivable, net	225,776	171,550
Inventories	88,820	55,428
Other current assets	22,212	19,798
Total current assets	342,242	252,538
Fixed assets, net	256,475	265,056
Investment in direct financing leases	165,983	168,438
Equity investees	335,404	343,434
Intangible assets, net	108,663	120,175
Goodwill	325,046	325,046
Other assets	28,950	32,048
Total Assets	$1,562,763	$1,506,735

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$202,332	$165,978
Accrued liabilities	42,998	40,736
Total current liabilities	245,330	206,714
Senior secured credit facilities	406,000	360,000
Senior unsecured long-term notes	250,000	250,000
Deferred tax liabilities	14,247	15,193
Other liabilities	5,723	5,564
Partners' Capital:
Common unitholders	641,463	669,264
Total Liabilities and Partners' Capital	$1,562,763	$1,506,735

Units Data:
Total common units outstanding	64,615,062	64,615,062

RECONCILIATION OF SEGMENT MARGIN TO INCOME BEFORE
INCOME TAXES-UNAUDITED

	Three Months Ended
	June 30, 2011	June 30, 2010
	(in thousands)

Segment margin	$47,673	$37,849
Corporate general and administrative expenses	(7,689)	(5,975)
Non-cash items included in corporate general and
administrative costs	(30)	315
Cash expenditures not included in EBITDA	1,466	81
Cash expenditures not included in net income	(740)	(152)
DG Marine contribution to segment margin	-	(2,826)
Adjusted EBITDA	40,680	29,292
DG Marine contribution to segment margin	-	2,826
Depreciation and amortization	(14,253)	(13,606)
Net (loss) gain from disposal of surplus assets	(249)	62
Interest expense, net	(9,011)	(3,760)
Cash expenditures not included in EBITDA or
net income	(726)	71
Other non-cash items	1,071	17
Income before income taxes	$17,512	$14,902

CALCULATION OF NET INCOME PER COMMON UNIT - UNAUDITED
(in thousands, except per unit amounts)
	Three Months Ended
	June 30,
	2011	2010
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$17,358	$14,238
Less: General partner's incentive distribution
to be paid for the period	-	(2,642)
Less: Credit for Class B Membership Awards	-	301
Subtotal	17,358	11,897
Less: General partner 2% ownership	-	(238)
Income available for common unitholders	$17,358	$11,659

Denominator for basic and diluted per common unit	64,615	39,586

Basic and diluted net income per common unit	$0.27	$0.29

	Six Months Ended
	June 30,
	2011	2010
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$24,388	$21,123
Less: General partner's incentive distribution
to be paid for the period	-	(4,981)
Less: Credit for Class B Membership Awards	-	(1,676)
Subtotal	24,388	14,466
Less: General partner 2% ownership	-	(289)
Income available for common unitholders	$24,388	$14,177

Denominator for basic and diluted per common unit	64,615	39,567

Basic and diluted net income per common unit	$0.38	$0.36

GAAP to Non-GAAP Financial Measure Reconciliation - Unaudited

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended
	June 30,
	2011	2010
	(in thousands)

Net cash flows provided by (used in) operating
activities (GAAP measure)	$11,527	$(2,577)
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
Reserves:
Maintenance capital expenditures	(610)	(918)
Proceeds from sales of certain assets	1,164	857
Amortization and write-off of credit facility issuance
costs	(655)	(814)
Effects of available cash from equity investees not
included in operating cash flows	3,813	132
Earnings of DG Marine in excess of
distributable cash	-	(1,481)
Expenses related to acquiring or constructing
assets that provide new sources of cash flow	1,466	81
Other items affecting Available Cash	(1,074)	503
Net effect of changes in operating accounts not
included in calculation of Available Cash	16,313	30,292
Available Cash before Reserves (Non-GAAP measure)	$31,944	$26,075

CHANGES IN OPERATING ACCOUNTS NOT INCLUDED IN CALCULATION
OF AVAILABLE CASH BEFORE RESERVES - UNAUDITED

	Three Months Ended
	June 30,
	2011	2010
	(in thousands)
Decrease (increase) in:
Accounts receivable	$42,089	$(651)
Inventories	(54,058)	(35,506)
Other current assets	6,163	1,567
Increase (decrease) in:
Accounts payable	(14,082)	3,840
Accrued liabilities	3,575	458
Net changes in components of operating assets
and liabilities	$(16,313)	$(30,292)

ADJUSTED EBITDA RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended
	June 30,
	2011	2010
	(in thousands)

Net cash flows provided by (used in) operating
activities (GAAP measure)	$11,527	$(2,577)
Adjustments to reconcile net cash flow provided by
operating activities to Adjusted EBITDA:
Interest expense, net of amortization and write-off of credit
facility issuance fees	8,356	2,946
Income tax expense	278	753
Effects of available cash from equity investees not
included in operating cash flows	3,813	132
Cash flows of DG Marine unavailable to the Partnership	-	(2,826)
Expenses related to acquiring or constructing
assets that provide new sources of cash flow	1,466	81
Miscellaneous non-cash and other amounts to reconcile Adjusted
EBITDA and net cash flows provided by operating activities	(1,073)	491
Net effect of changes in operating accounts not
included in calculation of Available Cash	16,313	30,292
Adjusted EBITDA (Non-GAAP measure)	$40,680	$29,292

This press release and the accompanying schedules include non-generally accepted accounting principle (“non-GAAP”) financial measures of available cash and adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash before Reserves. Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our common unitholders.  This is an important financial measure to the external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.  Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies as Available Cash before Reserves excludes some, but not all items that affect net income or loss and because these measures may vary among other companies.

We define available cash as net income or loss as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation), the substitution of cash generated by our joint ventures in lieu of our equity income attributable to such joint ventures, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and unrealized gains and losses on derivative transactions, the elimination of expenses related to acquiring assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

Adjusted EBITDA.                                Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income.  We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

# # #

Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516